October 28, 2005


Securities and Exchange Commission
100 F. Street N.E.
Washington, DC  20549


Gentleman,

We have read Item 77-K of Form N-SAR dated October
28, 2005, of SEI Tax Exempt Trust (the "Trust") and are in agreement with the statements contained in the two paragraphs on the page therein concerning our firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP


The Board has selected KPMG LLP (KPMG) to serve as the Trust's independent registered public accounting firm for the Trust's fiscal year ended August 31, 2006. The decision to select KPMG was recommended by the Audit Committee and was approved by the Board on September 21, 2005. During the Trust's fiscal years ended August 31, 2005 and August 31, 2004 and through September 21, 2005, neither the Trust, its portfolios nor anyone on their behalf has consulted with KPMG LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304).
The selection of KPMG does not reflect any disagreements with or dissatisfaction by the Trust or the Board with the performance of the Trust's prior auditor. Rather, this change was approved by the Board upon the Audit Committee's recommendation of KPMG. E&Y's report on the Trust's financial statements for the fiscal years ended August
131, 2005 and August 31, 2004 contained no adverse onion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust's fiscal years ended August 31, 2005 and August 31, 2004 and through September 21, 2005, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust's financial statements for such years, and (ii) there were no 'reportable events" of the kind described in Item 302(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.